Exhibit 10.1

November 4, 2014

Mr. Richard A. Boehne
c/o The E. W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, OH 45202

Re:     Amendment to Employment Agreement

Dear Rich:

This Amendment (this “Amendment”) to your Employment Agreement with The E.W. Scripps Company (the “Company”), dated as of February 15, 2011 (the “Employment Agreement”), amends the Employment Agreement as expressly stated herein.

1.	Defined Terms. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

2.	Term. Paragraph 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“1.
Term. Subject to the provisions for earlier termination provided in paragraph 10 below, the term of your employment hereunder shall become effective as of August 7, 2011 (the “Effective Date”) and shall continue through and until August 7, 2016. Such period shall be referred to as the “Term,” notwithstanding any earlier termination of your employment for any reason. A party shall provide notice to the other party, at least ninety (90) days’ prior to the expiration of the Term, if such party does not intend to continue the employment relationship beyond the expiration of the Term. If no such notice is provided and the parties do not otherwise agree in writing to renew, extend, or replace this Agreement, the Term shall automatically renew for successive one-year terms.”

3.	Contribution to Scripps Howard Foundation. The following new paragraph 15 is hereby added to the Employment Agreement:

“15.
Charitable Contribution. Subject to the approval of the Board of Trustees of the Scripps Howard Foundation (the “Foundation”), the Company shall make a contribution in the amount of $1,000,000 to the Foundation to establish a donor advised fund (the “Fund”) in your name in accordance with the policies and procedures of the Foundation. The Fund shall be established as a non-endowed fund, and the Foundation will make such distributions of the net income, principal or both from the Fund to such charitable organizations described in Section 501(c)(3) of the Internal Revenue Code, at such times, in such ways and for such purposes as the Foundation shall determine after taking into consideration grant recommendations from you as Fund advisor. The Company’s contribution to the Foundation in accordance with this paragraph 15 shall be made within 30 days after the date of approval by the Board of Trustees of the Foundation.”

4.
No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby. Except as otherwise specifically set forth herein, nothing in this Amendment shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

If the foregoing correctly sets forth our understanding, please sign, date and return all three copies of this Amendment to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Sincerely yours,

THE E.W. SCRIPPS COMPANY

/s/ Lisa A. Knutson
By: Lisa A. Knutson
Its: Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ Richard A. Boehne
Richard A. Boehne

Dated: November 4, 2014

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